Exhibit 99.1

Heritage Commerce Corp Reports Loan Portfolio
Grows 11% and Core Deposits Rise 12% in the
Second Quarter Ended June 30, 2004

San Jose, CA - July 20, 2004 - Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today reported strong balance sheet growth with loans up 11% and core deposits up 12% in the second quarter ended June 30, 2004 compared to the second quarter a year ago. Second quarter net income totaled $800,000, or $0.07 per diluted share, which included previously announced non-recurring expenses of $2.05 million pre-tax ($1.39 million after tax), or $0.12 per share after-tax, for severance, annual meeting and other corporate matters. In the second quarter of 2003, the Company earned $1.9 million, or $0.16 per diluted share. Year-to-date 2004, the Company earned $2.8 million, or $0.24 per diluted share, compared to $3.8 million, or $0.33 per diluted share in the first six months of 2003.

Financial Highlights (second quarter 2004 versus second quarter 2003):

  Total assets increased 9% to $1.08 billion.

  Net interest income increased 11% to $10.39 million.

  Servicing income from loans rose 24% to $561,000.

  Income from service charges and other fees increased 13% to $497,000.

  Core deposits, excluding time deposits $100,000 and over, grew 12% to $815 million.

  Commercial loans increased 14% to $299 million, or 42% of gross loans.

Operating Results

Net interest income increased 11% to $10.39 million in 2Q04 compared to $9.32 million in 2Q03, primarily the result of a 15% increase in average earning assets, partially offset by a decrease in the net interest margin. Year-to-date net interest income increased 6% to $20.2 million from $19.0 million. The net interest margin was 4.27% in the second quarter and 4.32% in the first half of 2004 compared to 4.38% and 4.51% in the respective periods of 2003. "The recent FOMC action to increase the Federal funds rates will provide a small boost to interest income and net interest margin in the second half of the year," said William Del Biaggio, Jr., Chairman of the Board and Interim CEO.

In the second quarter of 2004, noninterest income was $2.3 million compared to $2.5 million in the year-ago quarter. Gain on sale of SBA loans increased 9%, loan-servicing income increased 24%, and service charges and other fees grew 13% in the second quarter of 2004 compared to the same quarter in 2003. These changes were primarily related to increases in the number and balance of deposit accounts and growth in the portfolio of SBA loans serviced for others. Gain on sale of securities available-for sale (AFS) contributed $264,000 to the quarter compared to $33,000 in the second quarter a year ago. Offsetting these gains were a $69,000 drop in appreciation of corporate owned life insurance, reclassification of lease income from noninterest income to interest income and a $247,000 reduction in mortgage brokerage fees. The Company closed its residential mortgage brokerage department in June 2004 because of declining volumes related to market conditions.

For the first six months of 2004, noninterest income dropped 13% to $4.8 million from $5.5 million in the first six months of 2003. Gain on sale of loans increased 19%, servicing income rose 22%, service charges and other fees on deposit accounts grew 14% and gain on AFS securities increased 4%. Offsetting these increases, mortgage brokerage fees were down 77%, or $491,000, because of lower mortgage originations and other income was off 78%, or $684,000, primarily related to the reclassification of lease income as interest income.

In June 2004, the Company announced a plan to streamline its operations and integrate the Bank's four divisions into a single unified business-focused bank, under the Heritage Bank of Commerce name. "In conjunction with these initiatives, we expect to save approximately $350,000 pre-tax per quarter beginning in the third quarter of 2004," said Del Biaggio. In the second quarter of 2004, pre-tax operating expenses increased approximately $2.05 million as a result of one-time charges of over $600,000 in severance expenses related to the elimination of 11 full-time positions, approximately $1.1 million associated with the resignation of the former CEO, and $350,000 related to the Company's 2004 annual meeting and corporate matters.

Operating expenses were $10.9 million for the second quarter of 2004 compared to $8.5 million for the year-ago quarter. In the first half of 2004, operating expenses totaled $19.6 million compared to $17.0 million in the first six months of 2003. The efficiency ratio was 85.98% in the second quarter and 78.62% in the first half of 2004. Excluding the one-time charges in the quarter, the efficiency ratio was 69.83% in the second quarter and 70.41% in the first half of 2004. In 2003, the efficiency ratio was 71.69% in the second quarter and 69.40% in the first half of the year. "We are continuing to review our operations to identify additional cost-savings. With the outsorcing of core data processing operations in the first quarter of 2004 and the reduction in staff completed last quarter, we anticipate annual savings of approximately $1.4 million pre-tax, which will significantly improve our efficiency ratio going forward," said Richard L. Conniff, Chief Operating Officer.

Capital Management and Credit Quality

At June 30, 2004, total assets increased 9% to $1.08 billion from $996 million at June 30, 2003. In the second quarter, total deposits grew 8% to $919 million from $848 million a year ago. More importantly, core deposits, the lowest-cost funding source for the Company, increased 12% to $815 million.

Total loans grew 11% in 2Q04 from year ago levels to $707 million at June 30, 2004. Commercial real estate mortgage loans grew 15% to $291 million, representing 41% of the loan portfolio, and commercial loans grew 14% to $299 million, or 42% of gross loans. Real estate construction loans at the end of 2Q04 were $111 million, up 10% compared to the prior quarter, but down 6% from the same period a year ago. "Due to the slowdown in the local economy and its effect on commercial real estate, construction loan activity was down in 2003 but is showing signs of recovery in 2004. Demand for residential real estate development remains strong and provides solid support for our construction loan department," Conniff added.

Credit quality was improved at June 30, 2004, with nonperforming assets (NPA) at $2.6 million, or 0.24% of total assets, compared to $4.8 million, or 0.45% of total assets, at March 31, 2004, and $2.6 million, or 0.26% of total assets, at June 30, 2003. The allowance for loan and lease losses was $12.7 million, or 1.79% of total loans, and represents 482% of nonperforming loans at June 30, 2004. Net charge-offs in the second quarter were 0.04% of average loans compared to 0.10% of average loans at June 30, 2003.

In June 2004, the Company's Board of Directors approved the repurchase of up to $10 million of its common stock, representing approximately 600,000 shares at current market prices. As of June 30, the Company had purchased approximately 133,000 shares at an average price of $14.56. Shares were purchased on the open market using available cash.

Shareholders' equity increased 5% to $91 million, or $7.83 per share, at June 30, 2004, compared to $87 million, or $7.68 per share, a year earlier. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies. The Company's leverage ratio at June 30, 2004, was 10.67% compared to 11.46% at June 30, 2003.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and two offices in Los Altos. Additionally, Heritage Capital Group, the bank's asset based lending division, has offices in San Jose and Los Angeles. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the third largest SBA lender in Northern California and eighth in the State, with Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville, Chico, Glendale, Irvine and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                                                               3-Month Period Ended:              Percent Change From:       6-Month Period Ended:
                                                        ---------------------------------------- -------------------  -----------------------------------
CONSOLIDATED INCOME STATEMENT                             June 30,     March 31,      June 30,   March 31, June 30,     June 30,      June 30,    Percent
(in $000's, unaudited)                                      2004          2004          2003       2004      2003         2004          2003      Change
                                                        ------------  ------------  ------------ --------- ---------  ------------  ------------  -------
Interest Income                                        $     12,690  $     11,984  $     11,873         6%        7% $     24,675  $     24,321        1%
Interest Expense                                              2,298         2,189         2,552         5%      -10%        4,487         5,325      -16%
                                                        ------------  ------------  ------------                      ------------  ------------
    Net Interest Income                                      10,392         9,795         9,321         6%       11%       20,188        18,996        6%
Provision for Loan Losses                                       600           600           600         0%        0%        1,200         1,900      -37%
                                                        ------------  ------------  ------------                      ------------  ------------
    Net Interest income after Loan Loss Provision             9,792         9,195         8,721         6%       12%       18,988        17,096       11%
Noninterest Income:
   Gain on Sale of Loans                                        639           727           587       -12%        9%        1,366         1,144       19%
   Servicing Income                                             561           505           451        11%       24%        1,066           876       22%
   Service Charges and Other Fees on Deposit Accounts           497           473           441         5%       13%          970           852       14%
   Appreciation of Corporate Owned Life Insurance               234           329           303       -29%      -23%          562           637      -12%
   Gain on Sale of Securities Available-For-Sale                264           212            33        25%      700%          476           458        4%
   Mortgage Brokerage Fees                                       30           119           277       -75%      -89%          149           640      -77%
   Other                                                         79           109           424       -28%      -81%          189           873      -78%
                                                        ------------  ------------  ------------                      ------------  ------------
Total Noninterest Income                                      2,304         2,474         2,516        -7%       -8%        4,778         5,480      -13%
Noninterest Expense:
   Salaries & Employee Benefits                               5,456         4,720         4,521        16%       21%       10,176         9,224       10%
   Occupancy & Equipment                                      1,135         1,287         1,202       -12%       -6%        2,422         2,412        0%
   Other                                                      4,325         2,705         2,763        60%       57%        7,031         5,350       31%
                                                        ------------  ------------  ------------                      ------------  ------------
Total Noninterest Expense                                    10,916         8,712         8,486        25%       29%       19,629        16,986       16%
Income Before Taxes                                           1,180         2,957         2,751       -60%      -57%        4,137         5,590      -26%
Provision for Income Taxes                                      380           950           880       -60%      -57%        1,330         1,790      -26%
                                                        ------------  ------------  ------------                      ------------  ------------
Net Income                                             $        800  $      2,007  $      1,871       -60%      -57% $      2,807  $      3,800      -26%
                                                        ============  ============  ============                      ============  ============

                                                               3-Month Period Ended:              Percent Change From:       6-Month Period Ended:
                                                        ---------------------------------------- -------------------  -----------------------------------
PER SHARE DATA                                            June 30,     March 31,      June 30,   March 31, June 30,     June 30,      June 30,    Percent
(unaudited)                                                 2004          2004          2003       2004      2003         2004          2003      Change
                                                        ------------  ------------  ------------ --------- ---------  ------------  ------------  -------
Basic Earnings Per Share                               $       0.07  $       0.18  $       0.17       -61%      -59% $       0.24  $       0.34      -29%
Diluted Earnings Per Share                             $       0.07  $       0.17  $       0.16       -59%      -56% $       0.24  $       0.33      -27%
Weighted Average Basic Shares Outstanding                11,543,552    11,375,388    11,172,143         1%        3%   11,463,679    11,158,015        3%
Weighted Average Diluted Shares Outstanding              11,954,572    11,798,329    11,557,251         1%        3%   11,909,063    11,487,630        4%
Common Shares Outstanding                                11,596,491    11,495,008    11,296,868         1%        3%   11,596,491    11,296,868        3%
Book Value Per Share                                   $       7.83  $       8.12  $       7.68        -4%        2% $       7.83  $       7.68        2%
Tangible Book Value Per Share                          $       7.83  $       8.12  $       7.68        -4%        2% $       7.83  $       7.68        2%

                                                               3-Month Period Ended:              Percent Change From:       6-Month Period Ended:
                                                        ---------------------------------------- -------------------  -----------------------------------
KEY FINANCIAL RATIOS                                      June 30,     March 31,      June 30,   March 31, June 30,     June 30,      June 30,    Percent
(unaudited)                                                 2004          2004          2003       2004      2003         2004          2003      Change
                                                        ------------  ------------  ------------ --------- ---------  ------------  ------------  -------
Return on Average Equity                                       3.47%         8.83%         8.75%      -61%      -60%         6.14%         9.03%     -32%
Return on Average Assets                                       0.30%         0.82%         0.81%      -63%      -63%         0.55%         0.83%     -34%
Net Interest Margin                                            4.27%         4.38%         4.38%       -3%       -3%         4.32%         4.51%      -4%
Efficiency Ratio                                              85.98%        71.01%        71.69%       21%       20%        78.62%        69.40%      13%

                                                               3-Month Period Ended:              Percent Change From:       6-Month Period Ended:
                                                        ---------------------------------------- -------------------  -----------------------------------
AVERAGE BALANCES                                          June 30,     March 31,      June 30,   March 31, June 30,     June 30,      June 30,    Percent
(in $000's, unaudited)                                      2004          2004          2003       2004      2003         2004          2003      Change
                                                        ------------  ------------  ------------ --------- ---------  ------------  ------------  -------
Average Assets                                         $  1,067,833  $    979,787  $    931,071         9%       15% $  1,022,896  $    926,669       10%
Average Earning Assets                                 $    979,039  $    898,992  $    853,955         9%       15% $    939,013  $    850,031       10%
Average Gross Loans & Leases                           $    690,283  $    660,446  $    642,181         5%        7% $    675,364  $    652,771        3%
Average Deposits                                       $    892,206  $    824,714  $    810,004         8%       10% $    858,459  $    807,007        6%
Average Equity                                         $     92,641  $     91,380  $     85,789         1%        8% $     92,010  $     84,868        8%

                                                                  End of Period:             Percent Change From:
                                                         ---------------------------------- ---------------------
CONSOLIDATED BALANCE SHEET                                June 30,   March 31,    June 30,  March 31,   June 30,
(in $000's, unaudited)                                      2004        2004        2003       2004       2003
                                                         ----------  ----------  ---------- ---------- ----------
ASSETS
Cash and Due from Banks                                 $   56,404  $   51,725  $   57,965          9%        -3%
Fed Funds Sold                                              13,800      67,700      75,500        -80%       -82%
Investment Securities                                      230,435     207,213     156,360         11%        47%
Loans Held For Sale                                         31,916      25,512      27,871         25%        15%
Loans:
   Real Estate-Mortgage                                    290,956     287,833     253,125          1%        15%
   Real Estate-Land and Construction                       111,161     101,389     118,887         10%        -6%
   Commercial Loans                                        298,828     275,536     262,196          8%        14%
   Direct Financing Lease                                    3,578       3,749           0         -5%        N/A
   Consumer Loans                                            1,625       1,715       2,564         -5%       -37%
                                                         ----------  ----------  ----------
Gross Loans                                                706,148     670,222     636,772          5%        11%
Deferred Loan Costs                                            709         517         791         37%       -10%
                                                         ----------  ----------  ----------
    Loans, Net of Deferred Costs                           706,857     670,739     637,563          5%        11%
Allowance for Loan Losses                                  (12,688)    (12,151)    (14,692)         4%       -14%
                                                         ----------  ----------  ----------
    Net Loans                                              694,169     658,588     622,871          5%        11%
Premises & Equipment, Net                                    3,641       3,711       4,643         -2%       -22%
Accrued Interest Receivable and Other Assets                53,022      46,274      51,241         15%         3%
                                                         ----------  ----------  ----------
     Total Assets                                       $1,083,387  $1,060,723  $  996,451          2%         9%
                                                         ==========  ==========  ==========
LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
  Deposits
    Demand Deposits-Noninterest Bearing                 $  301,329  $  287,633  $  275,950          5%         9%
    Demand Deposits-Interest Bearing                       111,282     108,764      98,025          2%        14%
    Savings/Money Market                                   364,124     340,212     307,715          7%        18%
    Time Deposits, Under $100                               38,293      39,724      43,057         -4%       -11%
    Time Deposits, $100 and Over                           104,141     108,652     123,158         -4%       -15%
                                                         ----------  ----------  ----------
Total Deposits                                             919,169     884,985     847,905          4%         8%
Other Borrowings                                            39,800      48,600      28,600        -18%        39%
Notes Payable To Subsidiary Grantor Trusts                  23,702      23,702      23,000          0%         3%
Accrued Interest Payable and Other Liabilities               9,897      10,057      10,217         -2%        -3%
                                                         ----------  ----------  ----------
Total Liabilities                                          992,568     967,344     909,722          3%         9%

Shareholders' Equity:
   Common Stock                                             65,655      65,395      64,230          0%         2%
   Accumlated Other Comprehensive Income, Net of Taxes      (2,620)      1,000       1,505       -362%      -274%
   Retained Earnings                                        27,784      26,984      20,994          3%        32%
                                                         ----------  ----------  ----------
Total Shareholders' Equity                                  90,819      93,379      86,729         -3%         5%
                                                         ----------  ----------  ----------
    Total Liabilities & Shareholders' Equity            $1,083,387  $1,060,723  $  996,451          2%         9%
                                                         ==========  ==========  ==========

                                                                  End of Period:             Percent Change From:
                                                         ---------------------------------- ---------------------
CREDIT QUALITY DATA                                       June 30,   March 31,    June 30,  March 31,   June 30,
(in $000's, unaudited)                                      2004        2004        2003       2004       2003
                                                         ----------  ----------  ---------- ---------- ----------
Nonaccrual Loans                                        $    2,102  $    4,171  $      767        -50%       174%
Over 90 Days Past Due and Still Accruing                       530         630       1,032        -16%       -49%
                                                         ----------  ----------  ----------
Total Nonperforming Loans                                    2,632       4,801       1,799        -45%        46%
Other Real Estate Owned                                          0           0         832         N/A      -100%
                                                         ----------  ----------  ----------
    Total Nonperforming Assets                          $    2,632  $    4,801  $    2,631        -45%         0%
                                                         ==========  ==========  ==========
Net Charge-offs                                                 63       1,901         154        -97%       -59%
Net Charge-offs as Percent of Average Loans                   0.04%       1.16%       0.10%       -97%       -60%
Allowance for Loan Losses to Total Loans                      1.79%       1.81%       2.30%        -1%       -22%
Allowance for Loan Losses to Nonperforming Loans            482.07%     253.04%     816.68%        91%       -41%
Nonperforming Assets to Total Assets                          0.24%       0.45%       0.26%       -46%        -8%
Nonperforming Loans to Total Loans                            0.37%       0.72%       0.28%       -48%        32%

                                                                  End of Period:             Percent Change From:
                                                         ---------------------------------- ---------------------
OTHER PERIOD-END STATISTICS                               June 30,   March 31,    June 30,  March 31,   June 30,
(unaudited)                                                 2004        2004        2003       2004       2003
                                                         ----------  ----------  ---------- ---------- ----------
Shareholders Equity / Total Assets                            8.38%       8.80%       8.70%        -5%        -4%
Loan to Deposit Ratio                                        76.90%      75.79%      75.19%         1%         2%
Noninterest Bearing Deposits / Total Deposits                32.78%      32.50%      32.54%         1%         1%
Leverage Ratio                                               10.67%      11.54%      11.46%        -8%        -7%